NEWS

TEAM, INC.
P. O. Box 123	contact: Ted W. Owen
Alvin, Texas 77512	(281) 331-6154

Team, Inc. Lowers Fiscal Year 2009 Earnings Guidance

ALVIN, Texas, February 12, 2009—Team, Inc., (NASDAQ:TISI—News) today announced revised earnings guidance for its fiscal year ending May 31, 2009 to a range of $1.25 to 1.40 per fully diluted share, reflecting the impact of the current economic environment on market demand. Team now estimates revenues of between $520 and $535 million for fiscal year 2009. The revised earnings guidance range is $0.20 per share below the prior guidance and the revised annual revenue guidance is approximately $20 million below the previous guidance. In fiscal year 2008, Team earned $1.20 per fully diluted share.

The reduced revenue projection reflects the net effect of a number of negative factors currently impacting Team’s business. Overall market demand for Team’s services has softened due to the negative market conditions facing most of its customer segments. Demand reductions have been most noteworthy in new facilities/expansion projects and in maintenance work for the chemical, pulp and paper, and steel industries. A number of our customers have also recently deferred or downsized previously planned turnaround projects. In addition to demand weakness, the continued strength of the US dollar versus both the Canadian dollar and the euro has also contributed to the lower revenue projection.

With the probability of difficult market conditions continuing for the next several quarters, Team has taken steps to reduce its cost structure and improve its flexibility to operate in a lower growth environment. Team recently implemented a cost reduction plan, which included a reduction in force and a program to lower discretionary spending. As part of the workforce reduction, Team eliminated approximately 60 indirect sales and support positions. Technician expenses and other direct service costs will continue to increase or decrease in proportion to activity at Team’s various service locations.

“Team remains operationally and financially well positioned to weather this extraordinarily difficult market environment ,” said Phil Hawk, Team’s Chairman and CEO. “The key fundamentals of Team’s historical success—stable long-term market demand, favorable market structure and characteristics, and Team’s attractive strategic position—remain unchanged.”

Conference Call

In connection with this release, Team will hold a conference call on Friday, February 13, 2009 beginning at 8:00 a.m. Central Time (9:00 a.m. Eastern). The call will be broadcast over the Web and can be accessed on Team’s Website, www.teamindustrialservices.com. Individuals wishing to participate in the conference by phone may call 877-826-1586 and use conference code 23874335.

About Team, Inc.

Headquartered in Alvin, Texas, Team Inc. is a leading provider of specialty industrial services required in maintaining and installing high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. Team offers these services in over 100 locations throughout the United States, Aruba, Belgium, Canada, Singapore, The Netherlands, Trinidad and Venezuela. Listed as #3 on the Forbes Magazine list of 200 best small companies, Team’s common stock is traded on the NASDAQ Global Select Market under the ticker symbol “TISI”.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made every reasonable effort to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. However, a variety of factors could cause actual results to differ materially from those anticipated in any forward-looking information. Those factors include domestic and international economic activity, adverse changes in general economic conditions, changes in financial markets, including currency exchange fluctuations, interest rates and market conditions for the Company’s customers and their levels of capital and maintenance expenditures, compliance with regulations and changes to regulations, general liability claims and legal proceedings, competition in the marketplace, potential fluctuations in our results of operations or rate of growth, ability to hire and retain a skilled technical workforce, availability of attractive acquisitions and unforeseen integration difficulty with future acquisitions, and the Company’s successful implementation of its internal operating plans including revenue growth plans, and cost control and productivity improvement plans. Accordingly, there can be no assurance that the forward-looking information contained herein will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the company, whether as a result of new information, future events or otherwise. This list is intended to identify only certain of the principal factors that could cause actual results to differ from those discussed in the forward-looking statements. Readers are referred to the reports and documents filed from time to time by the Company with the Securities and Exchange Commission for a discussion of these and other important risk factors that could cause actual results to differ from those discussed in forward-looking statements.